Exhibit 99.1
THE CATO CORPORATION
RESOLUTION OF THE BOARD OF DIRECTORS
December 6, 2007
Amendment to By-Laws to Comply with
NYSE Rule Change Requiring Direct Registration System
     WHEREAS, the Securities and Exchange Commission previously approved a NYSE listing standard setting forth Direct Registration System (“DRS”) eligibility requirements, which requires listed companies to become DRS eligible by January 1, 2008. This standard is set forth in NYSE Manual Section 501.00 (B).
     WHEREAS, DRS enables investors to maintain securities electronically on the books of a transfer agent or issuer, and allows for the electronic transfer of securities.
     WHEREAS, the Company’s transfer agent, American Stock Transfer & Trust Company, has confirmed that the Company is DRS eligible and therefore in compliance with NYSE Manual Section 501.00 (B).
     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby amends Sections 1 and 4 of Article VI of the By-Laws of The Cato Corporation as set forth in the attached (changes underlined) to allow for electronic transfer of the Company’s shares in accordance with the NYSE Manual Section 501.00 (B).
ARTICLE VI
SHARES OF STOCK
Section 1. Certificates. Shares of stock in the corporation may be certificated or uncertificated, as provided under the General Corporation Law of the State of Delaware. Each holder of stock in the corporation, upon written request to the transfer agent or the corporation, shall be entitled to have a certificate, signed by, or in the name of the corporation by, the president or vice president and the treasurer or assistant treasurer, or the secretary or an assistant secretary of the corporation, certifying the number of shares owned by him in the corporation. If the corporation shall be authorized to issue more than one class of stock, or more than one series of any class, the designations, preference and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarization on the face or the back of the certificate which the corporation shall issue to represent such class or series of stock, or, if uncertificated, in the notice required to be sent to the registered owner thereof in accordance with Delaware law; provided, however, that except as otherwise provided in Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or the back of the certificate which the corporation shall issue to represent such class or series of stock, or, in the case of uncertificated stock, in the notice required to be sent to the registered owner thereof, a statement that the corporation will furnish without charge to each stockholder who so requests a copy of the designations, preferences and relative, participating, option or to special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
     Section 4. Transfers of Stock. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon a transfer of uncertificated shares of stock, the record of such person’s stock shall be cancelled and shares shall be transferred to the person entitled thereto upon the issuance of a certificate or an electronic transfer of such shares. A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer.